                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No.   1   )(1)




                           Personnel Management, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   71534B101
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 2, 1998
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

          [X]  Rule 13d-(b)

          [ ]  Rule 13d-(c)

          [ ]  Rule 13d-(d)



----------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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
SCHEDULE 13G                                   FORMS                                                   7100
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-------------------------                                                                 -----------------
 CUSIP NO. 71534B101                            13G                                       PAGE 2 OF 4 PAGES
-------------------------                                                                 -----------------

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|  1. | NAMES OF REPORTING PERSONS                                                                        |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)                                        |
|     |                                                                                                   |
|     | NatCity Investments, Inc.                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  2. | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                                   |
|     |                                                                                         (b) [   ] |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  3. | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  4. | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Indiana                                                                                           |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |    5. |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                      -0-                                        |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |    6. |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                      -0-                                        |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |    7. |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                      -0-                                        |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |    8. |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |                      -0-                                        |
|-------------------------------|-------|-----------------------------------------------------------------|
|  9. | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | -0-                                                                                               |
|-----|---------------------------------------------------------------------------------------------------|
| 10. | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                             |
|     |                                                                                             [   ] |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
| 11. | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   |
|     |                                                                                                   |
|     |                                  -0-                                                              |
|-----|---------------------------------------------------------------------------------------------------|
| 12. | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                  BD                                                               |
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
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                     Page 3 of 4

                       SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                               Schedule 13G
                  Under the Securities Exchange Act of 1934

Item 1(a):     Name of Issuer:
               Personnel Management Inc.


Item 1(b):     Address of Issuer's Principal Executive Offices:
               1499 Windhorst Way
               Suite 100
               Greenwood, IN 46143


Item 2(a):     Name of Person Filing:
               NatCity Investments, Inc.
               1965 East Ninth Street
               Cleveland, OH 44114


Item 2(b):     Address of Principal Business Office or, if none, Residence:
               1965 East 6th Street
               Cleveland, OH 44114


Item 2(c):     Citizenship:
               Not Applicable


Item 2(d):     Title of Class of Securities:
               Common Stock


Item 2(e):     Cusip Number:
               71534B101


Item 3:        The person filing is a:
               (a)  [X]  Broker or dealer registered under Section 15 of the
                         Exchange Act.

Item 4:        Ownership:

               (a)      Amount Beneficially Owned:
                        -0- shares

               (b)      Percent of Class:
                        -0-%

               (c)      Number of shares as to which such person has:

               (i)      Sole power to vote or direct the vote:               -0-
               (ii)     Shared power to vote or direct the vote:             -0-
               (iii)    Sole power to dispose or direct the disposition of:  -0-
               (iv)     Shared power to dispose of direct the disposition
                        of:                                                  -0-

                                                                      Pg. 4 of 4

NatCity Investments, Inc. is a wholly owned subsidiary of National City Corporation, a Delaware Corporation formed under the laws of the State of Delaware.

Item 5:   Ownership of Five Percent or Less of a Class:
          If this statement is being filed to report the fact that as of the date hereof, the reporting entity has ceased to be the beneficial owner of more than five percent of the class of securities, [X] check the following.


Item 6:   Ownership of More than Five Percent on Behalf of Another Person:
          Not Applicable

Item 7: Identification and Classification of the subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
          Not Applicable

Item 8:   Identification and Classification of members of the Group:
          Not Applicable

Item 9:   Notice of Dissolution of a Group:
          Not Applicable

ITEM 10:  Certifications:
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and were held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 22, 1999
                                                     -------------------------
                                                     (Date)

                                                     /s/ Gordon A. Price
                                                     -------------------------
                                                     (Signature)

                                                     Gordon A. Price
                                                     Executive Vice President
                                                     -------------------------
                                                     (Name/Title)